EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 and related prospectus of American Portfolio Investcorp LP of our report dated August 13, 2010 relating to the audit of the combined statements of revenues and certain expenses of the Pennsylvania Properties for the three years in the period ended December 31, 2009 which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Holtz Rubenstein Reminick LLP

Melville, New York
August 23, 2010